EXHIBIT 4.3

                               SECOND AMENDMENT TO
                              M.D.C. HOLDINGS, INC.
                         DIRECTOR EQUITY INCENTIVE PLAN

         Second Amendment to the M.D.C. Holdings, Inc. Director Equity Incentive Plan as approved by the Board of Directors of the Corporation on April 20, 1993 (the "Plan"). Capitalized terms used herein shall have the meanings ascribed in the Plan unless otherwise defined herein.

         The following amendment was adopted by the Board of Directors on July 24, 1998 and became effective July 24, 1998.

         1. Section 7.3 "Amendment, Suspension or Termination of the Plan" hereby is amended to provide for an extension of the Plan by deleting Section
7.3 in its entirety and substituting the following:

                  The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee; provided, that to the extent required by Rule 16b-3 or any successor provision, (i) without approval of the Company's stockholders given within 12 months before or after the action by the Board or the Committee, no action of the Board or the Committee may, except as provided in Section 2.3, increase any limit imposed in Section 2.1 on the maximum number of shares which may be issued on exercise of Options, modify the eligibility requirements of
         Section 3.1,  reduce the minimum Option price  requirements  of Section
         4.2 or extend the limit imposed in this Section 7.3 on the period during which Options may be granted; and (ii) the Plan provisions set forth in clause (i) may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act or the rules thereunder. Neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of the Option, alter or impair any rights or obligations under any Option theretofore granted. No Option may be granted during any period of suspension nor after termination of the Plan, and in no event may any Option be granted under this Plan after December 31, 2003.